Exhibit 99.1

CONTACT:	Investor Contact:	Media Contact:
	Lori Barker Padon	Mike Wong
	(408) 542-9565	(408) 548-0223

SANDISK ANNOUNCES RECORD REVENUES AND OPERATING INCOME

Year-over-Year Increase in Revenues of 85% and Operating Income of 136%

SUNNYVALE, CA, July 14, 2004 — SanDisk Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced results for the second quarter ended June 27, 2004. Second quarter total revenues increased 85% to $433 million compared to the second quarter of 2003 and increased 12% from the first quarter of 2004. Second quarter net income was $71 million, compared to $41 million and $64 million for the second quarter of 2003 and the first quarter of 2004, respectively. Earnings per share were $0.38 per diluted share compared with $0.26 per diluted share in the same quarter of 2003 and $0.34 per diluted share in the first quarter of 2004.

“Record results for our second quarter are a testimony to the success of SanDisk’s strategy and unique business model, which combines vertical integration of leading edge technology, rapid introduction of differentiated products targeted at new applications, expanding worldwide retail distribution and a strong portfolio of patents to generate significant operating margins,” said Eli Harari, President and CEO of SanDisk Corporation.

“The pricing moves that we initiated early in the second quarter stimulated consumer demand and resulted in 38% sequential quarterly growth in total megabytes and 24% sequential growth in average capacity per card sold in retail. Product gross margins improved to 35%, despite a 16% decline in average selling price per megabyte, because of a favorable mix of MLC and captive flash, and the positive impact of our product segmentation strategy; fully 25% of the retail revenue in the second quarter came from highly differentiated products. Late in the quarter we shipped first production cards employing our new 4Gbit NAND/MLC chip, and as planned we are starting to ramp 90 nanometer production in the third quarter,” added Harari.

“I am particularly encouraged by the growing acceptance of flash cards and modules in dozens of new generation cell phones sporting mega pixel cameras, music players, video clips, video games and internet access, which we expect will be one of the major catalysts for strong growth in demand for our products in the next several years,” said Harari.

Second Quarter Highlights

•	Product sales were $391 million, a growth of 16% sequentially and 83% year-over-year.

•	Total gross margin grew to 41% of revenues compared to 40% in the first quarter of 2004 and 38% in the second quarter of 2003.

•	Product gross margin increased to 35%, compared to 32% in both the first quarter of 2004 and in the second quarter of 2003.

•	Operating income was $110 million, a growth of 12% sequentially and 136% year-over-year.

•	Total megabytes sold in the second quarter were a record and increased 38% sequentially and 144% year-over-year.

•	Average price per megabyte sold in the second quarter declined 16% sequentially and 25% year-over-year.

•	Average density per card sold in retail increased sequentially to 236MB from 189MB.

•	Retail sales grew to 81% of product revenues and were particularly strong in North America and Europe.

•	Storefronts grew to approximately 80,000 with the rapid acceptance of our Shoot & Store™ products into the food and drug channel and with expansion into China.

•	Mobile phone products, including miniSD™, TransFlash™, RS-MMC™, and Memory Stick PRO Duo™ rolled out to retail customers in the worldwide mobile phone channel.

•	SanDisk Extreme™ and SanDisk Ultra® II high performance cards took top awards in independent performance tests and were among our fastest growing product lines.

•	Sales of the Cruzer® line of USB Flashdrive products continued strong growth, and productivity software is now shipping with the Cruzer Titanium.

•	Judy Bruner joined SanDisk as Executive Vice President and CFO and Catherine Lego rejoined SanDisk’s Board of Directors and Audit Committee.

Conference Call and Guidance

SanDisk’s second quarter 2004 conference call with guidance is scheduled for 2:00 p.m. Pacific Time, Wednesday, July 14, 2004. Today’s teleconference prepared remarks, including third quarter guidance, will be posted to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=sndk&script=2100. The conference call will be web cast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (800) 314-7867 or (719) 867-0640 for international callers. The call will also be available by telephone replay through Wednesday, July 21, 2004, by dialing (888) 203-1112 or, for international callers, (719) 457-0820 and entering the pass code 229067. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.

Forward-Looking Statements

This news release contains certain forward-looking statements, including our business outlook, expectations for new product introductions, capacity plans, future revenues, average selling prices, gross margins, operating expenses, capital equipment expenditures and tax rates that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: market demand for our products may grow more slowly than our expectations or a slower adoption rate for these products in new markets that we are targeting, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 90 nanometer NAND flash technology, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, our inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than our expectations due to possible excess industry capacity of flash memory either from existing suppliers or from new competitors, decreased demand, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses due to unanticipated hiring and marketing expenses, higher than anticipated capital expenditures due to unexpected outlays for test equipment and FlashVision, adverse global economic and geo-political conditions, including adverse currency exchange rates, the timely development, internal qualification and customer acceptance of new products that are based on the 90-nanometer NAND technology, fluctuations in license and royalty revenues, higher than anticipated tax rates, business interruption due to earthquakes or other natural disasters, particularly in areas in the Pacific Rim where we manufacture and assemble products, further impairment of our investments in Tower Semiconductor Ltd. due to any decline in stock valuations, and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended December 28, 2003 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.

About SanDisk

SanDisk Corporation, the world’s largest supplier of flash storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high-density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

www.sandisk.com

SanDisk, Cruzer and SanDisk Ultra are trademarks of SanDisk Corporation, registered in the United States and other countries. SanDisk Extreme, Shoot & Store and TransFlash are trademarks of SanDisk Corporation. Memory Stick PRO Duo is a trademark of Sony Corporation. RS-MMC is a trademark of the MultiMediaCard Association. SanDisk Corporation is an authorized licensee of the miniSD trademark. Other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holders.

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	June 27, 2004	March 28, 2004	December 28, 2003*
	(unaudited)	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$613,964	$736,361	$734,479
Short-term investments	686,599	576,768	528,117
Investment in foundries	30,294	36,648	36,976
Accounts receivable, net	198,817	135,435	184,236
Inventories	163,487	159,710	116,896
Deferred tax asset	70,806	71,054	70,806
Other current assets	60,220	27,917	53,394

Total current assets	1,824,187	1,743,893	1,724,904
Property and equipment, net	69,327	62,062	59,470
Investment in foundries	43,985	43,955	40,446
Investment in FlashVision	145,671	145,584	144,616
Deferred tax asset	7,927	7,927	7,927
Note receivable, related party	21,895	22,164	—
Deposits and other non-current assets	36,759	37,059	46,151

Total Assets	$2,149,751	$2,062,644	$2,023,514

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$78,830	$77,346	$88,737
Accounts payable to related parties	51,083	51,664	45,013
Accrued payroll and related expenses	28,518	18,319	28,233
Income taxes payable	11,483	26,323	37,254
Research and development liability, related party	13,900	8,100	11,800
Other accrued liabilities	36,872	38,421	36,661
Deferred income on shipments to distributors and retailers and deferred revenue	122,353	97,992	99,136

Total current liabilities	343,039	318,165	346,834
Convertible subordinated notes payable	150,000	150,000	150,000
Deferred revenue and non-current other liabilities	24,317	24,430	25,992

Total Liabilities	517,356	492,595	522,826
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,216,831	1,213,973	1,207,958
Retained earnings	387,803	317,192	253,624
Accumulated other comprehensive income	27,761	38,884	39,106

Total stockholders’ equity	1,632,395	1,570,049	1,500,688
Total Liabilities and Stockholders’ Equity	$2,149,751	$2,062,644	$2,023,514

*	Information derived from the audited Consolidated Financial Statements.

SanDisk Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003
Revenues:
Product	$391,327	$214,044	$730,106	$369,492
License and royalty	41,961	20,582	90,112	39,614

Total revenue	433,288	234,626	820,218	409,106
Cost of product revenues	254,635	145,854	485,647	248,743

Gross profits	178,653	88,772	334,571	160,363
Operating expenses:
Research and development	32,468	19,349	59,230	36,927
Sales and marketing	24,942	15,525	44,603	28,167
General and administrative	10,912	7,239	21,848	13,924

Total operating expenses	68,322	42,113	125,681	79,018
Operating income	110,331	46,659	208,890	81,345
Equity in income (loss) of joint ventures	(233)	(100)	414	39
Interest income	4,240	1,823	8,200	4,011
Interest expense	(1,687)	(1,687)	(3,375)	(3,375)
Income (loss) in investment in foundries	22	(1,417)	(551)	(3,583)
Loss in equity investment	—	—	—	(4,500)
Other income (loss), net	(361)	161	(317)	(855)

Total other income (expense)	1,981	(1,220)	4,371	(8,263)
Income before taxes	112,312	45,439	213,261	73,082
Provision for income taxes	41,701	4,113	79,082	6,831

Net income	$70,611	$41,326	$134,179	$66,251

Net income per share calculation:
Net income used in computing basic net income per share	$70,611	$41,326	$134,179	$66,251
Tax-effected interest and bond amortization costs related to convertible subordinated notes	1,208	1,744	2,410	3,464

Net income used in computing diluted net income per share	$71,819	$43,070	$136,589	$69,715

Shares used in computing net income per share
Basic	161,756	139,203	161,481	138,890
Diluted	188,745	164,737	189,100	162,325
Net income per share
Basic	$0.44	$0.30	$0.83	$0.48
Diluted	$0.38	$0.26	$0.72	$0.43

SanDisk Corporation
Condensed Consolidated Comparative Statements of Cash Flows
(in thousands)

	Three months ended		Six months ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Cash flows from Operating activities:
Net income	$70,611	$41,326	$134,179	$66,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,603	5,071	16,602	9,921
Loss (gain) on investment in foundries	(22)	1,417	551	3,583
Loss on equity investment	0	0	0	4,500
Equity in (income) loss of joint ventures	233	100	(414)	(39)
Other non-cash adjustments	874	(8,625)	2,694	(13,719)
Changes in operating assets and liabilities:
Accounts receivable	(63,971)	(21,942)	(16,851)	(21,827)
Inventories	(3,777)	13,578	(46,591)	14,115
Other current and non-current assets	(31,440)	(14,432)	(2,593)	(4,525)
Investment in FlashVision	(321)	237	(642)	416
Note receivable, related party	269	0	(21,895)	0
Accounts payable	1,484	21,402	(9,907)	27,048
Accrued payroll and related expenses	10,199	7,024	285	2,548
Income taxes payable	(16,173)	845	(27,104)	2,704
Other current liabilities, related party	(581)	12,217	6,070	9,131
Research and development liabilities, related parties	5,800	0	2,100	(6,007)
Deferred revenue and other liabilities	21,212	4,163	20,266	2,284

Total adjustments	(67,611)	21,055	(77,429)	30,133

Net cash provided by operating activities	3,000	62,381	56,750	96,384

Cash flows from Investing activities:
Purchases of short term investments	(405,837)	(65,615)	(646,032)	(161,162)
Proceeds from sale of short term investments	293,295	58,025	485,017	115,322
Investment in foundries	0	(3,600)	0	(3,600)
Acquisition of capital equipment	(15,713)	(17,146)	0	(25,095)
Deposit for acquisition of capital equipment	0	0	(25,155)	0
Proceeds of sale of fixed assets	0	129	32	129

Net cash used in investing activities	(128,255)	(28,207)	(186,138)	(74,406)

Cash flows from financing activities:
Sale of common stock	2,858	4,245	8,873	6,417

Net cash provided by financing activities	2,858	4,245	8,873	6,417

Net increase (decrease) in cash and cash equivalents	(122,397)	38,419	(120,515)	28,395
Cash and cash equivalents at beginning of period	736,361	210,761	734,479	220,785

Cash and cash equivalents at end of period	$613,964	$249,180	$613,964	$249,180

Additional information:
Net change in cash and cash equivalents	$(122,397)	$38,419	$(120,515)	$28,395
Net change in short-term investments	109,831	7,399	158,482	45,452

Net change in cash, cash equivalents and short-term investments	$(12,566)	$45,818	$37,967	$73,847